Exhibit 99.1

FOR IMMEDIATE RELEASE		September 23, 2009
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 1
Analyst Contact:	Rebecca Hickman, (602) 250-5668
Web site:	www.pinnaclewest.com

MAYO CLINIC CEO ELECTED TO PINNACLE WEST
BOARD OF DIRECTORS
Denis A Cortese, M.D., To Join Board in January

PHOENIX – The Board of Directors of Pinnacle West Capital Corporation (NYSE: PNW) announced today that Denis A. Cortese, M.D. has been elected to the Pinnacle West Board. Dr. Cortese, president and chief executive officer of the Mayo Clinic, will join the Board, effective January 1, 2010, following his retirement from Mayo. Pinnacle West is the parent of Arizona Public Service, the largest electric utility serving Arizona.

“Dr. Cortese’s extensive experience in leading complex organizations with multiple constituencies fits exceptionally well with Pinnacle West and makes him an outstanding addition to our Board,” said Pinnacle West Chairman Don Brandt. “Denis has led an organization that delivers strong and efficient customer service, which parallels our strategies. Further, his background in public policy development, science and technology brings valuable perspectives to the issues that face our company.”

Dr. Cortese, 65, expects to retire in November from Mayo, where he has been CEO since 2003. Mayo Clinic is the first and largest integrated not-for-profit medical group practice in the world. Under Dr. Cortese’s direction, Mayo developed cutting-edge programs to improve patient care.

After graduating from Temple University Medical School in 1970, Dr. Cortese completed his internship and internal medicine residency at the Mayo Graduate School of Medicine, where he was a fellow in thoracic diseases and a clinical fellow in bronchoscopy. Dr. Cortese served as a Lieutenant Commander in the U.S. Navy’s Medical Corps and joined the Mayo Clinic staff in 1976. From 1999 to 2002, he served as CEO of Mayo Clinic in Jacksonville, Fla., and Chair of the Board of Directors at St. Luke’s Hospital, also in Jacksonville. He is a member of the Institute of Medicine of the National Academy of Sciences.

Pinnacle West is a Phoenix-based company with consolidated assets of about $11.9 billion. Through its subsidiaries, the Company generates sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States.

# # #